UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 28)

CareView Communications, Inc.

(Name of Issuer)

Common Stock, $.001 Par Value Per Share

(Title Class of Securities)

141743104

(CUSIP Number)

HealthCor Management, L.P.

55 Hudson Yards, 28th Floor

New York, New York 10001

Attention: Anabelle Perez Gray

(212) 622-7731

With a Copy to:

Eugene McDermott

Locke Lord LLP

2800 Financial Plaza

Providence, RI 02903

(401) 276-6471

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

December 31, 2019

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 21 Pages)

CUSIP NO. 141743104	13D	Page 2 of 20

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141743104	13D	Page 3 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Management, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		16,252,930
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		16,252,930

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
16,252,930
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
10.4%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 4 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Associates, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		16,252,930
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		16,252,930

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
16,252,930
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
10.4%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 5 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Hybrid Offshore Master Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		16,252,930
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		16,252,930

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
16,252,930
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
10.4%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 6 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Hybrid Offshore GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		16,252,930
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		16,252,930

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
16,252,930
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
10.4%
(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 7 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Group, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		16,252,930
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		16,252,930

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
16,252,930
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
10.4%
(14)	TYPE OF REPORTING PERSON
OO-limited liability company

CUSIP NO. 141743104	13D	Page 8 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
WC
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
18,288,354
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
11.6%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 9 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Partners Management GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
18,288,354
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
11.6%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 10 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Partners Fund, L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
18,288,354
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
11.6%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 11 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Partners L.P.
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
18,288,354
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
11.6%
(14)	TYPE OF REPORTING PERSON
PN

CUSIP NO. 141743104	13D	Page 12 of 20

(1)	NAME OF REPORTING PERSON
HealthCor Partners GP, LLC
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	(7)	SOLE VOTING POWER
NUMBER OF		0
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		0
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
18,288,354
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
11.6%
(14)	TYPE OF REPORTING PERSON
OO- limited liability company

CUSIP NO. 141743104	13D	Page 13 of 20

(1)	NAME OF REPORTING PERSON
Jeffrey C. Lightcap
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF, PF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF		17,011,963
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		18,288,354
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		17,011,963
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		18,288,354

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
35,300,317
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
20.2%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 14 of 20

(1)	NAME OF REPORTING PERSON
Arthur Cohen
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF, PF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF		3,351,499
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		34,541,284
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		3,351,499
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		34,541,284

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
37,892,783
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
21.4%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 15 of 20

(1)	NAME OF REPORTING PERSON
Joseph Healey
(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☒
(3)	SEC USE ONLY
(4)	SOURCE OF FUNDS
AF, PF
(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

	(7)	SOLE VOTING POWER
NUMBER OF		2,469,889
SHARES	(8)	SHARED VOTING POWER
BENEFICIALLY		34,541,284
OWNED BY	(9)	SOLE DISPOSITIVE POWER
EACH		2,469,889
REPORTING	(10)	SHARED DISPOSITIVE POWER
PERSON WITH		34,541,284

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED
BY EACH REPORTING PERSON
37,011,173
(12)	CHECK BOX IF THE AGGREGATE AMOUNT
	IN ROW (11) EXCLUDES CERTAIN SHARES	☐
(13)	PERCENT OF CLASS REPRESENTED
BY AMOUNT IN ROW (11)
21.0%
(14)	TYPE OF REPORTING PERSON
IN

CUSIP NO. 141743104	13D	Page 16 of 20

This Amendment No. 28 to Schedule 13D (the “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed with the Securities and Exchange Commission on May 2, 2011, as amended by Amendment No. 1 filed October 3, 2011, Amendment No. 2 filed January 3, 2012, Amendment No. 3 filed February 2, 2012, Amendment No. 4 filed October 2, 2012, Amendment No. 5 filed April 5, 2013, Amendment No. 6 filed October 2, 2013, Amendment No. 7 filed January 3, 2014, Amendment No. 8 filed January 21, 2014, Amendment No. 9 filed July 1, 2014, Amendment No. 10 filed January 6, 2015, Amendment No. 11 filed February 20, 2015, Amendment No. 12 filed April 12, 2015, Amendment No. 13 filed July 6, 2015, Amendment No. 14 filed October 2, 2015, Amendment No. 15 filed January 4, 2016, Amendment No. 16 filed April 6, 2016, Amendment No. 17 filed July 1, 2016, Amendment No. 18 filed October 3, 2016, Amendment No. 19 filed January 3, 2017, Amendment No. 20 filed April 3, 2017, Amendment No. 21 filed July 5, 2017, Amendment No. 22 filed October 2, 2017, Amendment No. 23 filed January 3, 2018, Amendment No. 24 filed February 28, 2018, Amendment No. 25 filed July 17, 2018, Amendment No. 26 filed January 3, 2019 and Amendment No. 27 filed May 17, 2019 (collectively, the “Original Statement”). The persons filing this Amendment are HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP, LLC, HealthCor Partners Fund, L.P., HealthCor Partners, L.P., HealthCor Partners GP, LLC, Jeffrey C. Lightcap, Joseph Healey and Arthur Cohen. The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of CareView Communications, Inc., par value $0.001 (the "Common Stock").

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein. Except as set forth below, all previous Items in the Original Statement remain unchanged.

The Amendment is being filed for the purpose of reflecting the payment of interest in kind with respect to the 2014 Notes, the 2015 Notes, the 2018 Notes, the Tenth Amendment Notes and the Twelfth Amendment Notes on September 30, 2019 and December 31, 2019.

Item 5. Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

(a)       Collectively, the Reporting Persons beneficially own an aggregate of 57,374,635 shares of Common Stock, representing (i) 1,800,433 shares of Common Stock that may be acquired upon conversion of the Twelfth Amendment Notes (including interest paid in kind through December 31, 2019), (ii) 5,988,171 shares of Common Stock that may be acquired upon conversion of the Tenth Amendment Notes (including interest paid in kind through December 31, 2019), (iii) 6,279,322 shares of Common Stock that may be acquired upon conversion of the 2018 Notes (including interest paid in kind through December 31, 2019), (iv) 10,902,997 shares of Common Stock that may be acquired upon conversion of the 2015 Notes (including interest paid in kind through December 31, 2019), (v) 25,424,803 shares of Common Stock that may be acquired upon conversion of the 2014 Notes (including interest paid in kind through December 31, 2019), (vi) 4,000,000 shares of Common Stock that may be acquired upon exercise of the 2014 Warrants, (vii) 1,916,409 shares of Common Stock that may be acquired upon exercise of the 2015 Warrants, (viii) 1,000,000 shares of Common Stock that may be acquired upon exercise of the Sixth Amendment Warrants and (ix) 62,500 shares of Common Stock that may be acquired upon exercise of the 2018 Warrants (the 2014 Warrants, the 2015 Warrants, the Sixth Amendment Warrants and the 2018 Warrants together, the “Warrants”). This aggregate amount represents approximately 29.2% of the Issuer’s outstanding common stock, based upon 139,380,748 shares outstanding as of November 14, 2019, as reported in the Issuer’s most recent Quarterly Report on Form 10-Q, and gives effect to the conversion of all 2014 Notes, 2015 Notes, 2018 Notes, Tenth Amendment Notes and Twelfth Amendment Notes held by the Reporting Persons into Common Stock and the exercise of all Warrants held by the Reporting Persons.

CUSIP NO. 141743104	13D	Page 17 of 20

Of the amount beneficially owned by the Reporting Persons:

(i) HCP Fund is the beneficial owner of (A) 3,501,097 shares of Common Stock underlying the current principal amount of the 2015 Note issued to it (including interest paid in kind through December 31, 2019), (B) 11,842,873 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through December 31, 2019), (C) 465,800 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, (D) 615,384 shares of Common Stock that it has a right to acquire upon exercise of its 2015 Warrant, and (E) 1,863,200 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant;

(ii) By virtue of their relationship to HCP Fund, described in more detail under Item 2 of this Statement, each of HealthCor Partners, L.P., HCPGP, HealthCor Partners Management, L.P., and HCPMGP may be deemed to share beneficial ownership with HCP Fund of the shares of Common Stock beneficially owned by the HCP Fund;

(iii) Hybrid Fund is the beneficial owner of (A) 13,581,930 shares of Common Stock underlying the current principal amount of the 2014 Note issued to it (including interest paid in kind through December 31, 2019), (B) 534,200 shares of Common Stock that it has a right to acquire upon exercise of its Sixth Amendment Warrant, and (C) 2,136,800 shares of Common Stock that it has a right to acquire upon exercise of its 2014 Warrant;

(iv) By virtue of their relationship to Hybrid Fund, described in more detail under Item 2 of this Statement, each of Offshore GP, Group, HealthCor Management, L.P., and Associates may be deemed to share beneficial ownership with Hybrid Fund of the shares of Common Stock beneficially owned by the Hybrid Fund;

(v) By virtue of his relationship to HCP Fund, Mr. Lightcap may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by HCP Fund. In addition, Mr. Lightcap is the beneficial owner of (A) 1,800,433 shares of Common Stock underlying the principal amount of the Twelfth Amendment Note purchased by him under the Twelfth Amendment (including interest paid in kind through December 31, 2019); (B) 5,988,171 shares of Common Stock underlying the current principal amount of the Tenth Amendment Note purchased by him pursuant to the Tenth Amendment (including interest paid in kind through December 31, 2019); (C) 6,279,322 shares of Common Stock underlying the current principal amount of the 2018 Note purchased by him under the Eighth Amendment (including interest paid in kind through December 31, 2019), (D) 2,450,768 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through December 31, 2019), (E) 62,500 shares of Common Stock that he has a right to acquire upon exercise of his 2018 Warrant and (F) 430,769 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant;

(vi) By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Cohen may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Cohen is the beneficial owner of (A) 2,850,474 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through December 31, 2019) and (B) 501,025 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant; and

CUSIP NO. 141743104	13D	Page 18 of 20

(vii) By virtue of his relationship to HCP Fund and Hybrid Fund, Mr. Healey may be deemed to share beneficial ownership of the shares of Common Stock beneficially owned by each of the Funds. In addition, Mr. Healey is the beneficial owner of (A) 2,100,658 shares of Common Stock underlying the current principal amount of the 2015 Note purchased by him under the Fifth Amendment (including interest paid in kind through December 31, 2019) and (B) 369,231 shares of Common Stock that he has a right to acquire upon exercise of his 2015 Warrant.

The filing of this Statement shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds or any other Reporting Person. Pursuant to Rule 13d-4, each of the Reporting Persons disclaims such beneficial ownership.

(b)       The information in Items 7 through 10 of each cover page to this Statement is incorporated by reference into this Item 5(b).

(c)       On December 31, 2019, the Issuer paid in-kind interest on the 2014 Notes in the principal amounts of $115,540 and $132,507 to the HCP Fund and Hybrid Fund, respectively. On the same date, the Issuer paid in-kind interest on the 2015 Notes in the principal amounts of $55,169, $38,618, $44,917 and $33,101 to HCP Fund, Mr. Lightcap, Mr. Cohen and Mr. Healey, respectively, and paid in-kind interest on the 2018 Notes, the Tenth Amendment Notes and the Twelfth Amendment Notes in the principal amounts of $9,514, $9,073 and $1,637, respectively, to Mr. Lightcap. Except as set forth in the previous sentence and except for as set forth in Item 6 below, the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

(d) - (e) Inapplicable.

CUSIP NO. 141743104	13D	Page 19 of 20

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 2, 2020

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner on behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ Anabelle Perez Gray
Name: Anabelle Perez Gray
Title: General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By:	/s/ Jeffrey C. Lightcap
Name: Jeffrey C. Lightcap
Title: Member

CUSIP NO. 141743104	13D	Page 20 of 20

HEALTHCOR PARTNERS MANAGEMENT GP, LLC

By:	/s/ Jeffrey C. Lightcap
Name: Jeffrey C. Lightcap
Title: Member

HEALTHCOR PARTNERS L.P., for itself and as general partner on behalf of HEALTHCOR PARTNERS FUND, L.P.

By: HealthCor Partners GP, LLC, its general partner

By:	/s/ Jeffrey C. Lightcap
Name: Jeffrey C. Lightcap
Title: Member

HEALTHCOR PARTNERS GP, LLC

By:	/s/ Jeffrey C. Lightcap
Name: Jeffrey C. Lightcap
Title: Member

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen